Exhibit 99.2

     99 CENTS ONLY STORES REPORTS DILUTED EARNINGS PER SHARE OF $0.24 FOR THE FIRST QUARTER ENDED MARCH 31, 1998, AN INCREASE OF 22.0%, COMPARED TO DILUTED EARNINGS PER SHARE OF $0.20 IN 1997. EXCLUDING THE COMPANY'S SHARE OF THE LOSS FROM ITS 48% MINORITY INTEREST IN UNIVERSAL INTERNATIONAL, INC. THE EARNINGS PER SHARE WOULD HAVE BEEN $0.28 OR 41.9% OVER THE FIRST QUARTER OF 1997.

     CITY OF COMMERCE, CA -- April 21, 1998 -- 99 Cents Only Stores (NYSE:NDN) reports operating income of $8.6 million and net income of $4.5 million for the quarter ended March 31, 1998, on net sales of $62.9 million, compared to operating income of $6.1 million and net income of $3.7 million on net sales of $50.7 million in 1997. This represents a 41.6% increase in operating income and a 23.5% increase in net income.
     Operating income as a percentage of sales for the quarter increased to 13.7% from 12.0% in 1997. Net income as a percentage of sales for the quarter was 7.2%. Net income as a percentage of sales would have been 8.4% excluding the $0.7 million loss from the Company's 48% minority interest in Universal International, Inc.
     Diluted earnings per share was $0.24 in the first quarter of 1998 on
19.0 million weighted average number of common shares outstanding, compared with diluted earnings per share of $0.20 in the first quarter of 1997 on
18.7 million weighted average number of common shares outstanding. This represents a 22.0% increase in earnings per share. The diluted earnings per share would have been $0.28 or 41.9% over the first quarter of 1997, excluding the impact of the Company's share of loss from its minority interest.
     Gross margin for the first quarter increased to 36.6% from 34.3% in the same quarter last year. This change is primarily due to an increase in retail sales in proportion to wholesale sales and favorable merchandise cost factors. Selling, general and administrative expenses were 22.9% of sales compared with 22.3% in 1997.
     As of April 21, 1998, the Company opened three new stores including one relocation. The Company also has secured locations for four additional stores.
     David Gold, President of the Company said, "We are pleased to announce our expansion is proceeding in accordance with plan. The Company plans to continue to open new stores at an annual growth rate of at least 20%, with the next store expected to open on April 30, 1998 in Lancaster, California".
     99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 55 retail stores, all in Southern California and a wholesale division called Bargain Wholesale. 99 Cents Only Stores emphasizes name-brand consumables, priced at an excellent value, in clean, attractively merchandised stores.


                                                99 CENTS ONLY STORES
                                                STATEMENTS OF INCOME
                                     (Amounts in thousands except per share amounts)


                                        Three Months Ended         Three Months Ended
                                            March, 31                  March, 31
                                      1998                       1997
                                      ----                       ----
                                   (Unaudited)    %         (Unaudited)          %
                                   ----------               ----------
Net Sales:
    99 Cents Only Stores              $51,482     81.9%          $39,168        77.2%
    Bargain Wholesale                  11,400     18.1%           11,576        22.8%
                                       ------     -----           ------        -----
                                       62,882    100.0%           50,744       100.0%
COST OF SALES                          39,839     63.4%           33,328        65.7%
                                       ------     -----           ------        -----
    Gross Profit                       23,043     36.6%           17,416        34.3%

SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES            14,424     22.9%           11,331        22.3%
                                       ------     -----           ------        -----
    Operating Income                    8,619     13.7%            6,085        12.0%
INTEREST INCOME, NET                      215      0.4%              151         0.3%
                                          ---      ----              ---         ----
    Income before (loss)
         from minority interest         8,834     14.1%            6,236        12.3%
 (Loss) from minority interest          (742)    (1.2%)                -            -
                                        -----    ------             ----         ----

    Income before provision
         for income taxes               8,092     12.9%            6,236        12.3%
PROVISION FOR
    INCOME TAXES                        3,551      5.7%            2,560         5.1%
                                        -----      ----            -----         ----
NET INCOME                            $ 4,541      7.2%          $ 3,676         7.2%
                                      =======      ====          =======         ====

EARNINGS PER COMMON SHARE:
    Basic                               $0.24                      $0.20
    Diluted                             $0.24                      $0.20

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:
    Basic                              18,582                     18,521
    Diluted                            18,964                     18,731


                                 99 CENTS ONLY STORES
                                    BALANCE SHEETS
                               (Amounts in thousands)


                                            March 31,          December 31,
                                               1998                  1997
                                               ----                  ----
                                         (Unaudited)
                                         -----------
ASSETS:
Cash                                           $2,338                $882
Short Term Investments                         33,084              32,584
Receivables, net                                2,718               1,510
Inventory                                      43,598              43,114
Other current assets                            2,155                 673
                                               ------              ------
      Total current assets                     83,893              78,763

Property and Equipment, net                    30,735              29,441

Other Assets                                   11,722              11,239
                                               ------              ------
      Total Assets                           $126,350            $119,443
                                             ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current portion of capitalized lease             $716                $704
Accounts payable                                6,639               5,534
Accrued expenses                                3,100               5,130
Income taxes payable                            3,447                 211
                                                -----               -----
      Total current liabilities                13,902              11,579

Capitalized lease obligation                    7,821               8,005
Deferred rent                                   1,494               1,476
Accrued Interest                                2,224               2,075
                                                -----               -----
     Total long-term liabilities               11,539              11,556

Shareholders' equity                          100,909              96,308
                                              -------              ------

Total Liabilities and shareholders' equity   $126,350            $119,443
                                             ========            ========


     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Security and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

          Note to Editors:   99 Cents Only Stores news releases and information
available on the World Wide Web at htpp://www.businesswire.com/cnn/ndn.htm or via fax by calling 888/835-0099 toll free.

          CONTACT:  99 Cents Only Stores , City of Commerce, California
                    Eric Schiffer, senior vice president-finance, 213/881-9912 --99 Cents--